EXHIBIT 4.1


                           TOWN & COUNTRY CORPORATION,
                                    as Issuer

                                       AND

                    TOWN & COUNTRY FINE JEWELRY GROUP, INC.,
                L.G. BALFOUR COMPANY, INC. and GOLD LANCE, INC.,
                                  as Guarantors

                                       AND

            FLEET NATIONAL BANK (as successor to Shawmut Bank, N.A.),
                                   as Trustee


                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of November 13, 1996

                                       to

                                    INDENTURE

                            Dated as of May 4, 1993


                                   $30,000,000

                11-1/2% Senior Secured Notes Due September 5, 1997

                         SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE dated as of November 13, 1996, by and among TOWN & COUNTRY CORPORATION, a Massachusetts corporation (the "Issuer"), FLEET NATIONAL BANK (as successor to Shawmut Bank, N.A.), a national banking association, as Trustee (the "Trustee"), and TOWN & COUNTRY FINE JEWELRY GROUP, INC., L.G. BALFOUR COMPANY, INC. and GOLD LANCE, INC. (the "Guarantors").

     WHEREAS, all capitalized terms used in this Second Supplemental Indenture have the respective meanings set forth in the Indenture; and

     WHEREAS, the Issuer, the Guarantors and the Trustee entered into that certain Indenture dated as of May 14, 1993 (as amended by the First Supplemental Indenture dated August 31, 1993, the "Indenture"), which authorized the issuance of $30,000,000 11p% Senior Secured Notes due September 15, 1997 (the "Securities"); and

     WHEREAS, all acts and proceedings required by law, the Indenture, the articles of organization and the by-laws of the Issuer and the Guarantors to authorize, approve and constitute this Second Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have in all respects been duly authorized by the Issuer and the Guarantors.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee hereby agree as follows:

     (1) Section 4.05 of the Indenture is hereby amended by deleting subsection
(a) in its entirety.

     (2) The definition of "Minimum Net Worth" as set forth in the Indenture shall be deleted in its entirety and replaced as follows: "Minimum Net Worth" means, as of any date, an amount equal to negative $7,500,000.

     (3) Section 4.11(a) of the Indenture is hereby amended by eliminating in its entirety clause (ii) thereof and replacing it with the following: "(ii) the proceeds therefrom consist of at least 85% cash or Cash Equivalents,".

     (4) The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Issuer and the Guarantors.

     (5) This Second Supplemental Indenture shall become valid, binding and effective upon its execution by the Issuer, the Guarantors and the Trustee.

     (6) Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     (7) This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     (8) This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

     (9) The laws of The Commonwealth of Massachusetts shall govern this Second Supplemental Indenture without regard to principles of conflicts of law.

     (10) Nothing contained in this Second Supplemental Indenture shall operate as a waiver or release of any right, remedy, claim or privilege against the Company, the Guarantors or any other person as to matters not specifically addressed by this Second Supplemental Indenture, and all such rights, remedies, claims and privileges are hereby expressly preserved.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TOWN & COUNTRY
CORPORATION


By:   /s/ C. William Carey
Name: C. William Carey
Title: Chairman

TOWN & COUNTRY FINE
JEWELRY GROUP, INC.

By:   /s/ C. William Carey
Name:  C. William Carey
Title: Chairman

L.G. BALFOUR
COMPANY, INC.

By:    /s/ C. William Carey
Name:  C. William Carey
Title: Chairman

GOLD LANCE, INC.

By:   /s/ C. William Carey
Name: C. William Carey

Title: Chairman

FLEET NATIONAL BANK
(as successor to Shawmut Bank, N.A.),
as Trustee

By:   /s/ Lee MacDonald
Name: Lee MacDonald
Title: Vice President